FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Newbury Street Trust

Fund	Tax-Exempt Fund
Trade Date	12/12/12
Settle Date	12/21/12
Security Name	CT ST SPEC TAX 2% 1/1/14
CUSIP	207758NK5
Price	101.847
Transaction Value	$ 1,609,182.60
Class Size	$ 288,695,000
% of Offering	0.547%
Underwriter Purchased From	J.P. Morgan
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	RBC Capital Markets
Underwriting Members: (3)	BofA Merrill Lynch
Underwriting Members: (4)	Citigroup
Underwriting Members: (5)	Goldman, Sachs & Co.
Underwriting Members: (6)	Raymond James Morgan Keegan
Underwriting Members: (7)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (8)	Barclays
Underwriting Members: (9)	Edward D. Jones & Co., L.P.
Underwriting Members: (10)	Fidelity Capital Markets
Underwriting Members: (11)	Janney Montgomery Scott LLC
Underwriting Members: (12)	Jefferies
Underwriting Members: (13)	Loop Capital Markets LLC
Underwriting Members: (14)	M.R.Beal & Company
Underwriting Members: (15)	Piper Jaffray & Co.
Underwriting Members: (16)	Ramirez & Co., Inc.
Underwriting Members: (17)	Rice Financial Products Company
Underwriting Members: (18)	Roosevelt & Cross Incorporated
Underwriting Members: (19)	Stifel Nicolaus & Company, Inc.
Underwriting Members: (20)	TD Securities (USA) LLC
Underwriting Members: (21)	US Bankcorp Municipal Securities
Underwriting Members: (22)	Wells Fargo Securities
Underwriting Members: (23)	William Blair & Company
Underwriting Members: (24)	The Williams Capital Group, L.P.